Exhibit 99.1

News Release

ATN Reports Fourth-Quarter and Full-Year 2022 Results; Provides Guidance and Outlook

Fourth Quarter 2022 Results

•	Revenues increased 2% year over year to $192.0 million from $187.6 million

•	Net loss improved to $1.4 million versus $24.2 million a year ago

•	EBITDA[1] increased to $42.7 million from $17.2 million a year ago

•	Adjusted EBITDA[2] increased to $43.6 million from $42.3 million a year ago

•	Capital expenditures were $50.2 million

Full Year 2022 Results

•	Revenues increased by 20% year over year to $725.7 million from $602.7 million

•	Net loss improved to $5.6 million versus $22.1 million a year ago

•	EBITDA[1] increased to $156.1 million versus $95.5 million a year ago

•	Adjusted EBITDA[2] increased to $165.3 million versus $129.0 million a year ago

•	Capital expenditures were $160.1 million

•	As of December 31, 2022, Total Debt was $421.9 million, Net Debt[3] was $362.2 million, which includes cash, cash equivalents and restricted cash of $59.7 million, and the Net Debt Ratio[4] was 2.2x

Beverly, MA (February 22, 2023) -- ATN International, Inc. (“ATN” or the “Company”) (Nasdaq: ATNI), a leading provider of digital infrastructure and communications services, today reported results for the quarter and full year ended December 31, 2022.

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

3 See Table 6 for reconciliation of Debt to Net Debt, a non-GAAP measure.

4 See Table 6 for reconciliation of Net Debt Ratio, a non-GAAP measure.

“ATN’s fourth-quarter and full-year performance demonstrates the strength of our business model, the resilient need for communication services, and the consistent execution of our strategy by our people and partners,” said Michael Prior, CEO of ATN. “Through our increasingly balanced revenue contributions between the U.S. and International regions, we achieved year-over-year topline growth and improved profitability for both the quarter and the year.

“The fourth quarter was marked by expansion of our footprint. Notably, we completed the acquisition of Sacred Wind Enterprises, which should accelerate our efforts to bring affordable and reliable broadband connectivity to the rural Southwest, including tribal lands. At the same time, we continue to pave the way for future growth and market strength through continued investment in our fiber and other high-speed data networks across our markets, and growth in our fixed and mobile subscriber bases. During the year, we expanded the number of homes passed by high-speed broadband and the number of high-speed capable broadband customers by 44% and 15%, respectively. And, along with the company-wide growth in high-speed data subscribers, we were pleased to see the mobile subscriber base in our International Telecom segment grow by 13% during the year. This was a key objective of ours, and the success was a result of some hard and smart work from the team.

“Reflecting on our performance over the full year, it was a great example of execution aligned with purpose and strategy. We served our customers well, expanded our geographical footprint and customer base, and progressed on our ‘Glass and Steel’ and ‘First to Fiber’ buildouts. At the start of 2022, we set out a three-year outlook that provided visibility to our strategic priorities, investment plans and revenue and Adjusted EBITDA objectives. While we have work to do to further improve operational and capital efficiency, we are enthusiastic about our prospects and are tracking to plan. We created value for our communities and our stakeholders throughout the year, and consistent with the strength of our outlook, we raised the dividend. Thank you to all the people of ATN for contributing to our progress,” said Prior.

Fourth Quarter 2022 Financial Results

Fourth quarter 2022 consolidated revenues were $192.0 million, up 2% compared with $187.6 million in the same period a year ago. The Company reported operating income of $4.7 million and Adjusted EBITDA2 of $43.6 million, improving from an operating loss of $20.3 million and Adjusted EBITDA2 of $42.3 million in the same period a year ago. Net loss attributable to ATN stockholders for the fourth quarter 2022 was $1.4 million, or $0.18 loss per share, compared with net loss attributable to ATN stockholders of $24.2 million, or $1.60 loss per share, in the same period a year ago, which included a $20.6 million goodwill impairment.

Fourth Quarter 2022 Operating Segment Results

The Company recorded financial results during the fourth quarter of 2022 in three categories: (i) International Telecom; (ii) US Telecom; and (iii) All Other. For the purposes of the below presentation, the Company’s Renewable Energy segment has been combined with the Company’s Corporate and Other segment as “All Other.”

Operating Results (in Thousands)

For Three Months Ended December 31, 2022 and 2021

	2022	2021	2022	2021	2022	2021	2022	2021
	International	International	US	US			Total	Total
	Telecom	Telecom	Telecom	Telecom	All Other*	All Other*	ATN	ATN
Revenue	$90,384	$87,518	$101,631	$100,053	$-	$-	$192,015	$187,571
Operating Income (Loss)	$15,124	$(7,100)	$(1,457)	$(3,096)	$(8,996)	$(10,101)	$4,671	$(20,297)
EBITDA[1]	$28,964	$7,064	$21,909	$18,975	$(8,214)	$(8,847)	$42,659	$17,192
Adjusted EBITDA[2]	$29,092	$27,931	$22,869	$22,292	$(8,373)	$(7,893)	$43,588	$42,330
Capital Expenditures**	$17,115	$17,500	$32,644	$16,078	$410	$642	$50,169	$34,220

For the Year Ended December 31, 2022 and 2021

	2022	2021	2022	2021	2022	2021	2022	2021
	International	International	US	US			Total	Total
	Telecom	Telecom	Telecom	Telecom	All Other*	All Other*	ATN	ATN
Revenue	$355,581	$342,859	$370,164	$259,431	$-	$417	$725,745	$602,707
Operating Income (Loss)	$52,012	$33,899	$(5,656)	$(14,016)	$(38,414)	$(34,908)	$7,942	$(15,025)
EBITDA[1]	$110,152	$89,405	$80,808	$35,715	$(34,865)	$(29,639)	$156,095	$95,481
Adjusted EBITDA[2]	$111,309	$110,207	$85,008	$47,888	$(31,035)	$(29,048)	$165,282	$129,047
Capital Expenditures**	$70,385	$49,985	$88,683	$43,535	$1,045	$2,922	$160,113	$96,442

*For this table presentation, the Renewable Energy segment results and Corporate and Other segment results were combined. See Table 4 for the separate presentation of the financial performance of these segments. The Company ceased to provide Renewable Energy services in January 2021.

**Excludes government capital programs amounts disbursed and amounts received.

International Telecom

International Telecom revenues5 were $90.4 million for the quarter, up 3% year over year as a result of strong mobile and broadband subscriber growth in the segment offset by a scheduled step down in federal high-cost support subsidies for the U.S. Virgin Islands. Certain operating expenses for the quarter increased year over year as the Company invested in growing its market share in mobile as well as expanding and enhancing its networks and sales and marketing capabilities. Operating income was $15.1 million and Adjusted EBITDA2 was $29.1 million in the quarter, compared with an operating loss of $7.1 million and Adjusted EBITDA2 of $27.9 million in the prior year period. The year-over-year increase in Adjusted EBITDA2 was mainly due to the same factors that drove higher segment revenue in the fourth quarter and the prior year operating loss included a $20.6 million goodwill impairment.

5 International Telecom revenues are generated by delivery of a broad range of communications and managed IT services, including data, voice and video services from the Company’s fixed and mobile network operations in Bermuda and the Caribbean, and include direct government payments as part of the FCC high-cost support program in the USVI.

US Telecom

US Telecom revenues6 were $101.6 million in the quarter, up 2% year over year. Business and carrier services revenues accounted for approximately 70% of the segment’s service revenues in the fourth quarter of 2022. The increase in segment revenues was mainly due to growth in consumer and business broadband subscribers, partially offset by continued reductions in our legacy wholesale wireless revenues along with lower FirstNet construction revenues due to the timing of completed sites. At the end of the quarter, approximately 75% of the FirstNet construction had been completed. The fourth quarter operating loss was $1.5 million, improving from an operating loss of $3.1 million in the same period a year ago. The year-over-year improvement in operating loss was due to the noted increase in revenues and a reduction in transaction fees which offset an increase in depreciation in the current quarter. Adjusted EBITDA2 was $22.9 million in the quarter, increasing by 3% from $22.3 million in the same period a year ago, mainly due to the same factors that led to higher revenues in the quarter.

Balance Sheet and Cash Flow Highlights

As of December 31, 2022, the Company had total cash, cash equivalents and restricted cash of $59.7 million and total debt of $421.9 million, compared with $80.7 million of cash, cash equivalents and restricted cash and $331.8 million of total debt as of December 31, 2021.

Net cash provided by operating activities was $102.9 million for the year ended December 31, 2022, compared with $80.5 million for the year ended December 31, 2021. The year-over-year increase in operating cash flow was due to an increase of $60.5 million in EBITDA for 2022, which more than offset the net cash used from changes in working capital. For the year ended December 31, 2022, the Company used net cash of $123.9 million for investing and financing activities, compared with $104.8 million for the year ended December 31, 2021. This increase was mainly due to higher capital expenditures, which were $160.1 million in the current year versus $96.4 million a year ago. For the year ended December 31, 2022, additional uses of cash were $18.0 million for the purchase of Sacred Wind Enterprises, an aggregate of $12.8 million in dividends to Company stockholders and repurchases of the Company’s common stock, and $8.4 million in repurchases of and distributions to non-controlling interests. These uses of cash were partially offset by net borrowings of $58.3 million under term loans and revolving credit agreements.

6 US Telecom revenues consist of broadband, carrier services, managed IT services, fixed enterprise, and mobile retail revenues from the Company’s networks and operations in Alaska and in the western United States, including various government programs such as CAF II, E-Rate, Lifeline and rural healthcare support programs.

Quarterly Dividends and Stock Buybacks

On December 19, 2022, ATN announced that its Board of Directors had increased the quarterly dividend by 24% to $0.21 per share, which was paid on January 6, 2023, on all common shares outstanding to stockholders of record as of December 31, 2022. For the year ended December 31, 2022, the Company utilized cash on hand to repurchase $0.9 million of its common stock.

Guidance and Outlook

The Company is continuing investments in its Glass and Steel™ and “First-to-Fiber” market strategies. At the start of 2022, the Company set business targets to be achieved exiting 2024 following a three-year period of above-normal network investments. Moving into 2023, the Company believes it remains well positioned to achieve the growth rate targets and capital expenditure levels projected. The Company also projects its Net Debt Ratio4 (excluding the FirstNet credit facility) at the end of 2024 to be approximately 2.0x as a result of the Sacred Wind transaction, higher borrowing costs than forecasted at the start of 2022, and additional fiber investments anticipated in Alaska.

The Net Debt Ratio has been updated and targets for the three-year period ending December 31, 2024 are as follows:

•	Revenue compound annual growth rate (“CAGR”) of 4-6% from 2021 to 2024, excluding construction revenue,

•	Adjusted EBITDA CAGR of 8%-10% over the same three-year period,

•	Capital expenditures return to more normalized levels of 10-15% of revenue after 2024; and

•	Net Debt Ratio[4] of approximately 2.0x exiting 2024.

Of note, the Company will revise its definition of Adjusted EBITDA beginning with first quarter 2023 financial results to be more in-line with its telecom peers. In addition to transaction related charges, the effect of asset dispositions and other one-time non-cash charges, the Company will also exclude non-cash stock-based compensation in its adjustment to derive Adjusted EBITDA. The pro forma calculation of the prior period’s Adjusted EBITDA using this new definition can be found in Table 5 of this press release entitled Pro Forma Adjusted EBITDA.

Using the revised definition of Adjusted EBITDA, the Company projects 2023 Adjusted EBITDA2 to be in the range of $183 to $193 million for the full year7. On a pro forma basis, 2022 Adjusted EBITDA was $172.7 million, excluding non-cash compensation of $7.4 million. The Company’s full year 2023 capital investment plan is projected to be in a range of $160 to $170 million (net of reimbursable amounts), primarily on network expansion and upgrades, which are expected to further drive subscriber and revenue growth in the following periods.

Strategic Plan Update

The Company believes that its thesis for long-term investment based on the growing need for more bandwidth and reliable connectivity across all markets and geographies remains valid and is yielding favorable business results. As such, the Company will continue to deploy capital for growth in fiber and fiber-fed high-speed data solutions to more homes, businesses, schools, health care facilities, cell sites, and communities, to increase the Company’s fiber footprint and broadband subscriber levels. Evidence of its success thus far can be found in the following metrics.

From January 1, 2020, to December 31, 2022, the Company has:

•	Added 465,000 premises passed by broadband, 24% of which are served by higher-speed solutions[8] .

•	Added approximately 71,000 broadband subscribers, 54% of which are served by higher-speed solutions[8]

•	Increased terrestrial fiber facilities by adding over 7,500 route miles.

•	Increased mobile data capacity and added approximately 92,000 mobile subscribers.

7 See Table 5 for reconciliation of Operating Income to Pro Forma Adjusted EBITDA, a non-GAAP measure. For the Company’s 2023 Guidance Adjusted EBITDA, the Company is not able to provide without unreasonable effort the most directly comparable GAAP financial measures, or reconciliations to such GAAP financial measure, on a forward-looking basis. Please see “Use of Non-GAAP Financial Measures” below for a full description of items excluded from the Company’s expected Adjusted EBITDA.

8 Defined as download speeds of greater than 100 MBPS.

Conference Call Information

ATN will host a conference call on Thursday, Feb 23, 2023, at 10:00 a.m. Eastern Time (ET) to discuss its fourth quarter and year end results and business outlook. The call will be hosted by Michael Prior, Chairman and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. Key details regarding the call are as follows:

Call Date: Thursday, February 23, 2023

Call Time: 10:00 a.m. ET

Webcast Link: https://edge.media-server.com/mmc/p/hprm39jn

Live Call Participant Link: https://register.vevent.com/register/BIfb8b53a572d5412cab58c6e92038b301

Webcast Link Instructions

You can listen to a live audio webcast of the conference call by visiting the “Webcast Link” above or the "Events & Presentations" section of the Company's Investor Relations website at https://ir.atni.com/events-and-presentations. A replay of the conference call will be available at the same locations beginning at approximately 1:00 pm ET on the same day. The Company also will provide an investor presentation as a supplement to the call on the “Events & Presentations” section of its Investor Relations website.

Live Call Participant Instructions
To participate in the live call, you must register using the “Live Call Participant Link” above. Once registered, you will receive dial-in numbers and a unique PIN number. When you dial in, you will input your PIN and be routed into the call. If you register and forget your PIN, or lose the registration confirmation email, simply re-register to receive a new PIN.

About ATN

ATN International, Inc. (Nasdaq: ATNI), headquartered in Beverly, Massachusetts, is a provider of digital infrastructure and communications services in the United States and internationally, including the Caribbean region, with a focus on rural and remote markets with a growing demand for infrastructure investments. The Company’s operating subsidiaries today primarily provide: (i) advanced wireless and wireline connectivity to residential, business and government customers, including a range of high-speed Internet and data services, fixed and mobile wireless solutions, and video and voice services; and (ii) carrier and enterprise communications services, such as terrestrial and submarine fiber optic transport, and communications tower facilities. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, the Company’s future financial performance, business goals and objectives, and results of operations, expectations regarding the transition of its US Telecom business, its future revenues, operating income, EBITDA, Adjusted EBITDA, Net Debt, Net Debt Ratio and capital investments; demand for the Company’s services and industry trends; construction progress under the Company’s FirstNet agreement and the effect such progress will have on the Company’s financial results; the Company’s liquidity; the organization of the Company’s business; our expansion into growing markets; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) the general performance of the Company’s operations, including operating margins, revenues, capital expenditures, and the retention of and future growth of the Company’s subscriber base and ARPU; (2) the Company’s reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to the Company’s network infrastructure; (3) the Company’s ability to satisfy the needs and demands of the Company’s major carrier customers; (4) the Company’s ability to realize cost synergies for its newly acquired businesses and expansion plans for its fiber markets; (5) the adequacy and expansion capabilities of the Company’s network capacity and customer service system to support the Company’s customer growth; (6) the Company’s ability to efficiently and cost-effectively upgrade the Company’s networks and information technology platforms to address rapid and significant technological changes in the telecommunications industry; (7) the Company’s continued access to capital and credit markets on terms it deems favorable; (8) government subsidy program availability and regulation of the Company’s businesses, which may impact the Company’s telecommunications licenses, the Company’s revenue and the Company’s operating costs; (9) the Company’s ability to successfully transition its US Telecom business away from wholesale wireless to other carrier and consumer-based services; (10) increased risk of an economic downturn, political, geopolitical and other risks and opportunities facing the Company’s operations, including those resulting from the persistence of high inflation and other macroeconomic headwinds including increased costs and supply chain disruptions; (11) the loss of, or an inability to recruit skilled personnel in the Company’s various jurisdictions, including key members of management; (12) the Company’s ability to find investment or acquisition or disposition opportunities that fit the strategic goals of the Company; (13) the occurrence of weather events and natural catastrophes and the Company’s ability to secure the appropriate level of insurance coverage for these assets; and (14) increased competition. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 16, 2022 and the other reports the Company files from time to time with the SEC. The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements, except as required by law.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures. Specifically, the Company has included EBITDA, Adjusted EBITDA, Net Debt and Net Debt Ratio in this release and in the tables included herein.

EBITDA is defined as operating income (loss) before depreciation and amortization expense. The Company has defined Adjusted EBITDA as operating income (loss) before depreciation and amortization expense, transaction-related charges, one-time impairment or special charges and the gain (loss) on disposition of assets. In order to more closely align with similar calculations presented by companies in its industry, beginning with its 2023 financial results, Company will also exclude non-cash stock-based compensation in its adjustment to derive Adjusted EBITDA. Net Debt is defined as total debt less cash and cash equivalents and restricted cash, and Net Debt Ratio is defined as Net Debt divided by the trailing four quarters’ ended total Adjusted EBITDA at the measurement date. The Company believes that the inclusion of these non-GAAP financial measures helps investors gain a meaningful understanding of the Company's core operating results and enhances the usefulness of comparing such performance with prior periods. Management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release. While non-GAAP financial measures are an important tool for financial and operational decision-making and for evaluating the Company’s own operating results over different periods of time, the Company urges investors to review the reconciliation of these financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate its business.

Contact:

Justin D. Benincasa

Chief Financial Officer

ATN International, Inc.

978-619-1300

Polly Pearson

Investor Relations

ATNI@investorrelations.com

Table 1

ATN International, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	December 31,	December 31,
	2022	2021
Assets:
Cash and cash equivalents	$54,660	$79,601
Restricted cash	5,068	1,096
Customer receivable	5,803	4,145
Other current assets	164,157	147,775

Total current assets	229,688	232,617

Property, plant and equipment, net	1,055,954	943,209
Operating lease right-of-use assets	108,702	118,843
Customer receivable - long term	46,706	39,652
Goodwill and other intangible assets, net	185,794	198,164
Other assets	81,025	76,119

Total assets	$1,707,869	$1,608,604

Liabilities, redeemable non-controlling interests and stockholders’ equity:
Current portion of long-term debt	$6,172	$4,665
Current portion of customer receivable credit facility	6,073	4,620
Taxes payable	7,335	5,681
Current portion of lease liabilities	15,457	16,201
Other current liabilities	198,143	189,777

Total current liabilities	233,180	220,944

Long-term debt, net of current portion	$415,727	$327,111
Customer receivable credit facility, net of current portion	39,275	30,148
Deferred income taxes	28,650	21,460
Lease liabilities	83,319	91,719
Other long-term liabilities	138,420	142,033

Total liabilities	938,571	833,415

Redeemable non-controlling interests	92,468	72,936

Stockholders' equity
Total ATN International, Inc.’s stockholders’ equity	580,814	601,250
Non-controlling interests	96,016	101,003

Total stockholders' equity	676,830	702,253

Total liabilities, redeemable non-controlling interests and stockholders’ equity	$1,707,869	$1,608,604

Table 2

ATN International, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues:
Communications services	$179,906	$170,722	$692,221	$549,620
Construction	7,146	7,840	15,762	35,889
Other	4,963	9,009	17,762	17,198
Total revenue	192,015	187,571	725,745	602,707

Operating expenses (excluding depreciation and amortization unless otherwise indicated):
Cost of services and other	83,075	80,605	312,896	249,322
Cost of construction revenue	7,123	8,058	15,763	36,055
Selling, general and administrative	58,229	56,578	231,804	188,283
Transaction-related charges	417	2,398	4,798	10,221
Depreciation	34,716	34,109	135,137	102,731
Amortization of intangibles from acquisitions	3,272	3,380	13,016	7,775
Goodwill impairment	-	20,586	-	20,586
Loss on disposition of assets and assets held-for-sale	512	2,154	4,389	2,759
Total operating expenses	187,344	207,868	717,803	617,732

Operating income	4,671	(20,297)	7,942	(15,025)

Other income (expense):
Interest expense, net	(7,177)	(3,841)	(20,243)	(9,482)
Other income (expense)	866	(103)	4,245	1,820
Other (expenses), net	(6,311)	(3,944)	(15,998)	(7,662)

Loss before income taxes	(1,640)	(24,241)	(8,056)	(22,687)
Income tax expense (benefit)	906	(343)	(473)	(1,878)

Net loss	(2,546)	(23,898)	(7,583)	(20,809)

Net loss attributable to non-controlling interests, net	1,156	(313)	1,938	(1,299)

Net loss attributable to ATN International, Inc. stockholders	$(1,390)	$(24,211)	$(5,645)	$(22,108)

Net loss per weighted average share attributable to ATN International, Inc. stockholders:

Basic Net Loss	$(0.18)	$(1.60)	$(0.67)	$(1.52)

Diluted Net Loss	$(0.18)	$(1.60)	$(0.67)	$(1.52)

Weighted average common shares outstanding:
Basic	15,763	15,796	15,751	15,867
Diluted	15,763	15,796	15,751	15,867

Table 3

ATN International, Inc.

Unaudited Condensed Consolidated Cash Flow Statements

(in Thousands)

	Year Ended December 31,
	2022	2021
Net Loss	$(7,583)	$(20,809)
Depreciation	135,137	102,731
Amortization of intangibles from acquisitions	13,016	7,775
Provision for doubtful accounts	6,693	4,850
Amortization of debt discount and debt issuance costs	2,014	1,275
Loss on disposition of long-lived assets	4,389	2,759
Goodwill impairment	-	20,587
Stock-based compensation	7,406	6,581
Deferred income taxes	(7,452)	(6,612)
(Gain) loss on equity investments	(5,656)	86
Loss on pension settlement	1,725	-
Unrealized (gain) loss on foreign currency	-	(81)
Increase in customer receivable	(8,713)	(32,955)
Change in prepaid and accrued income taxes	9,187	(3,869)
Change in other operating assets and liabilities	(47,251)	(1,770)

Net cash provided by operating activities	102,912	80,548

Capital expenditures	(160,114)	(96,442)
Government capital programs:
Amounts disbursed	(7,905)	(9,700)
Amounts received	2,853	7,517
Proceeds from sale of investments	15,745	-
Spectrum deposit refund	1,136	-
Purchase of businesses, net of $9.4 and $11.9 million of acquired cash, respectively	(18,044)	(340,152)
Purchases of strategic investments	(2,750)	(6,399)
Proceeds from the disposition of long-lived assets	1,067	-
Purchase of spectrum	(1,068)	-
Sale of business, net of transferred cash of $0 and $0.9 million, respectively	1,835	18,597

Net cash used in investing activities	(167,245)	(426,579)

Dividends paid on common stock	(10,708)	(10,813)
Distributions to non-controlling interests	(3,531)	(7,468)
Business combination contingent consideration	(1,718)	-
Finance lease repayments	(1,069)	-
Term loan - borrowing	20,000	210,000
Term loan - repayments	(5,222)	(8,758)
Proceeds from mezzanine equity	-	71,533
Payment of debt issuance costs	(873)	(6,568)
Revolving credit facilities – borrowings	115,250	97,000
Revolving credit facilities – repayments	(72,250)	(33,500)
Proceeds from customer receivable credit facility	15,425	37,321
Repayment of customer receivable credit facility	(4,960)	(1,828)
Purchases of common stock - stock-based compensation	(1,169)	(1,713)
Proceeds from stock option exercises	-	383
Purchases of common stock - share repurchase plan	(942)	(10,546)
Repurchases of non-controlling interests, net	(4,869)	(13,312)

Net cash provided by used in financing activities	43,364	321,731

Net change in total cash, cash equivalents and restricted cash	(20,969)	(24,300)

Total cash, cash equivalents and restricted cash, beginning of period	80,697	104,997

Total cash, cash equivalents and restricted cash, end of period	$59,728	$80,697

Table 4

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended December 31, 2022 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Statement of Operations Data:
Revenue
Mobility
Business	$3,833	$256	$-	$-	$4,089
Consumer	23,576	1,295	-	-	24,871
Total	$27,409	$1,551	$-	$-	$28,960

Fixed
Business	$17,076	$35,215	$-	$-	$52,291
Consumer	40,973	21,059	-	-	62,032
Total	$58,049	$56,274	$-	$-	$114,323

Carrier Services	$3,417	$32,761	$-	$-	$36,178
Other	399	46	-	-	445

Total Communications Services	$89,274	$90,632	$-	$-	$179,906

Construction	$-	$7,146	$-	$-	$7,146

Managed services	$1,110	$3,853	$-	$-	$4,963
Total Other	$1,110	$3,853	$-	$-	$4,963

Total Revenue	$90,384	$101,631	$-	$-	$192,015

Depreciation	$13,460	$20,474	$-	$782	$34,716
Amortization of intangibles from acquisitions	$380	$2,892	$-	$-	$3,272
Total operating expenses	$75,260	$103,088	$45	$8,951	$187,344
Operating income (loss)	$15,124	$(1,457)	$(45)	$(8,951)	$4,671
Stock-based compensation	$70	$86	$-	$1,554	$1,710
Non-controlling interest ( net income or (loss) )	$(1,783)	$2,939	$-	$-	$1,156

Non GAAP measures:
EBITDA (1)	$28,964	$21,909	$(45)	$(8,169)	$42,659
Adjusted EBITDA (2)	$29,092	$22,869	$(45)	$(8,328)	$43,588

Balance Sheet Data (at December 31, 2022):
Cash, cash equivalents and investments	$25,345	$22,679	$462	$6,473	$54,959
Total current assets	105,324	116,038	478	7,848	229,688
Fixed assets, net	462,447	585,969	-	7,538	1,055,954
Total assets	643,664	980,543	14,429	69,233	1,707,869
Total current liabilities	86,738	119,756	361	26,325	233,180
Total debt, including current portion	59,659	263,240	-	99,000	421,899

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended December 31, 2021 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Statement of Operations Data:
Revenue
Mobility
Business	$3,066	$253	$-	$-	$3,319
Consumer	21,881	1,274	-	-	23,155
Total	$24,947	$1,527	$-	$-	$26,474

Fixed
Business	$17,421	$26,875	$-	$-	$44,296
Consumer	40,750	18,891	-	-	59,641
Total	$58,171	$45,766	$-	$-	$103,937

Carrier Services	$2,974	$37,079	$-	$-	$40,053
Other	258	-	-	-	258

Total Communications Services	$86,350	$84,372	$-	$-	$170,722

Construction	$-	$7,840	$-	$-	$7,840

Managed services	$1,168	$7,841	$-	$-	$9,009

Total Other	$1,168	$7,841	$-	$-	$9,009

Total Revenue	$87,518	$100,053	$-	$-	$187,571

Depreciation	$13,746	$19,109	$-	$1,254	$34,109
Amortization of intangibles from acquisitions	$418	$2,962	$-	$-	$3,380
Total operating expenses	$94,618	$103,149	$971	$9,130	$207,868
Operating income (loss)	$(7,100)	$(3,096)	$(971)	$(9,130)	$(20,297)
Stock-based compensation	$44	$125	$-	$1,295	$1,464
Non-controlling interest ( net income or (loss) )	$(1,691)	$1,378	$-	$-	$(313)

Non GAAP measures:
EBITDA (1)	$7,064	$18,975	$(971)	$(7,876)	$17,192
Adjusted EBITDA (2)	$27,931	$22,292	$(58)	$(7,835)	$42,330

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the year ended December 31, 2022 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Statement of Operations Data:
Revenue
Mobility
Business	$14,830	$1,228	$-	$-	$16,058
Consumer	87,601	6,359	-	-	93,960
Total	$102,431	$7,587	$-	$-	$110,018

Fixed
Business	$69,903	$126,735	$-	$-	$196,638
Consumer	163,408	78,338	-	-	241,746
Total	$233,311	$205,073	$-	$-	$438,384

Carrier Services	$13,459	$128,864	$-	$-	$142,323
Other	1,450	46	-	-	1,496

Total Communications Services	$350,651	$341,570	$-	$-	$692,221

Construction	$-	$15,762	$-	$-	$15,762

Managed services	$4,930	$12,832	$-	$-	$17,762
Total Other	$4,930	$12,832	$-	$-	$17,762

Total Revenue	$355,581	$370,164	$-	$-	$725,745

Depreciation	$56,568	$75,020	$-	$3,549	$135,137
Amortization of intangibles from acquisitions	$1,572	$11,444	$-	$-	$13,016
Total operating expenses	$303,569	$375,820	$801	$37,613	$717,803
Operating income (loss)	$52,012	$(5,656)	$(801)	$(37,613)	$7,942
Stock-based compensation	$240	$387	$-	$6,779	$7,406
Non-controlling interest ( net income or (loss) )	$(6,613)	$8,552	$-	$-	$1,939

Non GAAP measures:
EBITDA (1)	$110,152	$80,808	$(801)	$(34,064)	$156,095
Adjusted EBITDA (2)	$111,309	$85,008	$(100)	$(30,935)	$165,282

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the year ended December 31, 2021 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Statement of Operations Data:
Revenue
Mobility
Business	$6,983	$1,402	$-	$-	$8,385
Consumer	86,384	7,532	-	-	93,916
Total	$93,367	$8,934	$-	$-	$102,301

Fixed
Business	$67,458	$53,283	$-	$-	$120,741
Consumer	166,005	41,897	-	-	207,902
Total	$233,463	$95,180	$-	$-	$328,643

Carrier Services	$9,937	$107,793	$-	$-	$117,730
Other	946	-	-	-	946

Total Communications Services	$337,713	$211,907	$-	$-	$549,620

Construction	$-	$35,889	$-	$-	$35,889

Renewable Energy	$-	$-	$417	$-	$417
Managed services	5,146	11,635	-	-	16,781

Total Other	$5,146	$11,635	$417	$-	$17,198

Total Revenue	$342,859	$259,431	$417	$-	$602,707

Depreciation	$53,858	$43,604	$188	$5,081	$102,731
Amortization of intangibles from acquisitions	$1,648	$6,127	$-	$-	$7,775
Total operating expenses	$308,960	$273,447	$2,876	$32,449	$617,732
Operating income (loss)	$33,899	$(14,016)	$(2,459)	$(32,449)	$(15,025)
Stock-based compensation	$128	$271	$22	$6,160	$6,581
Non-controlling interest ( net income or (loss) )	$(7,548)	$5,452	$797	$-	$(1,299)

Non GAAP measures:
EBITDA (1)	$89,405	$35,715	$(2,271)	$(27,368)	$95,481
Adjusted EBITDA (2)	$110,207	$47,888	$(168)	$(28,880)	$129,047

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.
Selected Segment Financial Information
(In Thousands)

at December 31, 2021

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Balance Sheet Data (at December 31, 2021):
Cash, cash equivalents and investments	$43,128	$28,486	$659	$7,628	$79,901
Total current assets	108,677	111,741	3,585	8,614	232,617
Fixed assets, net	452,856	480,250	-	10,103	943,209
Total assets	630,515	877,041	17,481	83,567	1,608,604
Total current liabilities	91,090	108,950	356	20,548	220,944
Total debt, including current portion	64,243	240,802	-	61,499	366,544

(1) See Table 5 for reconciliation of Operating Income to EBITDA

(2) See Table 5 for reconciliation of Operating Income to Adjusted EBITDA

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.
Selected Segment Operational Information

	As of	As of	As of	As of	As of
	December 31,	March 31,	June 30,	September 30,	December 31,
	2021	2022	2022	2022	2022
Consolidated Operational Data #:

Fiber Route Miles	9,058	9,127	9,399	9,756	10,545
Fiber Connected Towers *	364	364	364	404	498
Owned Towers **	404	404	404	404	447

Broadband Homes Passed - total	609,700	610,100	614,200	613,600	728,900
Broadband Homes Passed - by HSD ***	190,400	193,300	199,800	219,300	275,100
% Broadband Homes Passed by HSD ***	31%	32%	33%	36%	38%

Broadband Customers	203,700	204,000	204,500	205,200	210,100
HSD *** Capable Customers	98,100	101,800	105,600	110,700	113,000
% HSD*** Capable Customers	48%	50%	52%	54%	54%

	Quarter ended
	December 31,	March 31,	June 30,	September 30,	December 31,
	2021	2022	2022	2022	2022
International Telecom Operational Data:

Mobile - Subscribers #
Pre-Paid	285,800	291,900	297,000	301,800	322,000
Post-Paid	49,800	50,200	51,900	54,200	55,700
Total	335,600	342,100	348,900	356,000	377,700

Mobile - Blended Churn	2.73%	2.86%	2.80%	3.02%	2.25%

#  Data presented may differ from prior reported quarter to reflect more accurate data and/or changes in calculation methodology and process.

* All cell sites, including rooftops, that the company serves with its own fiber

** All geographically distinct cell sites, including towers and other structures

*** HSD is defined as download speeds > 100 Mbps

Table 5

ATN International, Inc.

Reconciliation of Non-GAAP Measures

(In Thousands)

For the three months ended December 31, 2022 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Operating income (loss)	$15,124	$(1,457)	$(45)	$(8,951)	$4,671
Depreciation expense	13,460	20,474	-	782	34,716
Amortization of intangibles from acquisitions	380	2,892	-	-	3,272
EBITDA	$28,964	$21,909	$(45)	$(8,169)	$42,659

Transaction-related charges	-	576	-	(159)	417
(Gain) Loss on disposition of assets	128	384	-	-	512
ADJUSTED EBITDA	$29,092	$22,869	$(45)	$(8,328)	$43,588

Stock-based compensation	70	86	-	1,554	1,710
PRO FORMA ADJUSTED EBITDA	$29,162	$22,955	$(45)	$(6,774)	$45,298

For the three months ended December 31, 2021 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Operating income (loss)	$(7,100)	$(3,096)	$(971)	$(9,130)	$(20,297)
Depreciation expense	13,746	19,109	-	1,254	34,109
Amortization of intangibles from acquisitions	418	2,962	-	-	3,380
EBITDA	$7,064	$18,975	$(971)	$(7,876)	$17,192

Transaction-related charges	-	2,357	-	41	2,398
Goodwill impairment	20,586	-	-	-	20,586
(Gain) Loss on disposition of assets	281	960	913	-	2,154
ADJUSTED EBITDA	$27,931	$22,292	$(58)	$(7,835)	$42,330

Stock-based compensation	44	125	-	1,295	1,464
PRO FORMA ADJUSTED EBITDA	$27,975	$22,417	$(58)	$(6,540)	$43,794

For the year ended December 31, 2022 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Operating income (loss)	$52,012	$(5,656)	$(801)	$(37,613)	$7,942
Depreciation expense	56,568	75,020	-	3,549	135,137
Amortization of intangibles from acquisitions	1,572	11,444	-	-	13,016
EBITDA	$110,152	$80,808	$(801)	$(34,064)	$156,095

Transaction-related charges	-	1,669	-	3,129	4,798
(Gain) Loss on disposition of assets	1,157	2,531	701	-	4,389
ADJUSTED EBITDA	$111,309	$85,008	$(100)	$(30,935)	$165,282

Stock-based compensation	240	387	-	6,779	7,406
PRO FORMA ADJUSTED EBITDA	$111,549	$85,395	$(100)	$(24,156)	$172,688

For the year ended December 31, 2021 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Operating income (loss)	$33,899	$(14,016)	$(2,459)	$(32,449)	$(15,025)
Depreciation expense	53,858	43,604	188	5,081	102,731
Amortization of intangibles from acquisitions	1,648	6,127	-	-	7,775
EBITDA	$89,405	$35,715	$(2,271)	$(27,368)	$95,481

Transaction-related charges	-	11,390	566	(1,735)	10,221
Goodwill impairment	20,586	-	-	-	20,586
(Gain) Loss on disposition of assets	216	783	1,537	223	2,759
ADJUSTED EBITDA	$110,207	$47,888	$(168)	$(28,880)	$129,047

Stock-based compensation	128	271	22	6,160	6,581
PRO FORMA ADJUSTED EBITDA	$110,335	$48,159	$(146)	$(22,720)	$135,628

Table 6

ATN International, Inc.

Non GAAP Measure - Net Debt Ratio

(in Thousands, Except per Share Data)

	December 31,	December 31,
	2022	2021
Current portion of long-term debt *	$6,172	$4,665
Long-term debt, net of current portion *	415,727	327,111

Total debt	$421,899	$331,776

Less: Cash, cash equivalents and restricted cash	59,728	80,697

Net Debt	$362,171	$251,079

Adjusted EBITDA - for the four quarters ended	$165,282	$129,047

Net Debt Ratio	2.19	1.95

*  Excludes Customer Receivable and Credit Facility